Exhibit 10.1

FIRST AMENDMENT TO GUARANTY

FIRST AMENDMENT TO GUARANTY, dated June 26, 2017 (this “Amendment”), by and between Barclays Bank PLC, a public limited company organized under the laws of England and Wales (together with its successors and assigns, “Purchaser”), and RAIT Financial Trust, a Maryland real estate investment trust (together with its successors and permitted assigns, “Guarantor”).  Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Guaranty (as defined below and as amended hereby).

RECITALS

WHEREAS, Seller and Purchaser are parties to that certain Master Repurchase Agreement, dated as of December 23, 2014, as amended by that certain Omnibus Amendment to Master Repurchase Agreement and Other Transaction Documents, dated December 28, 2016 but effective as of December 20, 2016 (the “Omnibus Amendment”), by and among Seller, Purchaser and Guarantor (as the same may be further amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time, the “Repurchase Agreement”), and other Transaction Documents; and

WHEREAS, in connection with the Repurchase Agreement, Guarantor executed and delivered that certain Guaranty, dated as of December 23, 2014, by Guarantor for the benefit of Buyer, as amended by the Omnibus Amendment (as so amended, the “Guaranty”); and

WHEREAS, Guarantor and Purchaser desire to make certain modifications to the Guaranty as further set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

Amendment to GUARANTY

(a)Article V(g) of the Guaranty is hereby amended by deleting it in its entirety and replacing it with the following:

(g)	Financial Covenants. Guarantor shall at all times satisfy the following financial covenants:
(i)

Minimum Adjusted Book Value.  Guarantor shall at all times maintain an Adjusted Book Value of not less than the sum of (x) $250 million plus (y) 75% of the net proceeds received by Guarantor in connection with any issuance of Equity Interests in Guarantor, minus (z) 100% of the amount paid by Guarantor for the repurchase of any Equity Interests in Guarantor, in each case subsequent to November 16, 2016.

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(ii) Minimum Fixed Charge Coverage Ratio.  Guarantor shall at all times maintain a Fixed Charge Coverage Ratio of no less than 1.20 : 1.00.  The Fixed Charge Coverage Ratio of Guarantor shall be determined by excluding the effects of Guarantor’s consolidation of its non-recourse CMBS style fixed-rate and/or floating-rate securitizations (i.e., the gross up effect of the assets and liabilities and related impacts to EBITDA and Interest Expense of these securitizations due to consolidation will be removed).

(iii)

Maximum Leverage.  Guarantor shall at all times maintain a ratio of (x) Total Liabilities to (y) Adjusted Total Assets of no greater than 80%.  The maximum leverage ratio of Guarantor shall be determined by excluding the effects of Guarantor’s consolidation of its non-recourse CMBS style fixed-rate and/or floating-rate securitizations (i.e., the gross up effect of the assets and liabilities of these securitizations due to consolidation will be removed).

(iv)	Minimum Cash Liquidity. Guarantor shall at all times maintain Cash Liquidity of no less than $15,000,000.
(b)	The definition “EBITDA” in Article 1 of the Guaranty is hereby amended by deleting it in its entirety and replacing it with the following:

“EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for the four consecutive fiscal quarters of such Person most recently ended, excluding the effects of interest expense, taxes, depreciation, amortization, asset write-ups or impairment charges, provisions for loan losses, and changes in mark-to-market value(s) (both gains and losses) of financial instruments; provided, however, that EBITDA of Guarantor shall be calculated by excluding the effects of Guarantor’s consolidation of its non-recourse CMBS style fixed-rate and/or floating-rate securitizations (i.e., the gross up effect of the assets and liabilities and related impacts to EBITDA and Interest Expense of these securitizations due to consolidation will be removed).

(c)	The definition of “Fixed Charge Coverage Ratio” in Article 1 of the Guaranty is hereby amended by deleting it in its entirety and replacing it with the following:

“Fixed Charge Coverage Ratio” shall mean shall mean, with respect to any Person, at any date of determination, the ratio of EBITDA to

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Interest Expense for the four consecutive fiscal quarters of such Person most recently ended.

(d)	The definition of “Interest Expense” in Article 1 of the Guaranty is hereby amended by deleting it in its entirety and replacing it with the following:

“Interest Expense” shall mean, for any Person on any date, total interest expense, both expensed and capitalized, of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under interest rate protection agreements), determined on a consolidated basis in accordance with GAAP, net of interest income of such Person and its Subsidiaries for such period (determined on a consolidated basis in accordance with GAAP); provided, however, that the Interest Expense and Indebtedness of Guarantor shall be calculated by excluding the effects of Guarantor’s consolidation of its non-recourse CMBS style fixed-rate and/or floating-rate securitizations (i.e., the gross up effect of the assets and liabilities and related impacts to EBITDA and Interest Expense of these securitizations due to consolidation will be removed).

(e)	The definition of “Total Liabilities” in Article 1 of the Guaranty is hereby amended by deleting it in its entirety and replacing it with the following:

“Total Liabilities” shall mean, with respect to any Person on any date, all amounts that would be included under total liabilities on a balance sheet of such Person and its consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided, however, that the Total Liabilities of Guarantor shall be calculated by excluding the effects of Guarantor’s consolidation of its non-recourse CMBS style fixed-rate and/or floating-rate securitizations (i.e., the gross up effect of the assets and liabilities and related impacts to EBITDA and Interest Expense of these securitizations due to consolidation will be removed).

(f)	The definition of “Adjusted Total Assets” in Article 1 of the Guaranty is hereby amended by deleting it in its entirety and replacing it with the following:

“Adjusted Total Assets” shall mean, with respect to any Person on any date, all amounts that would be included under total assets on a balance sheet of such Person and its consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, plus accumulated depreciation, minus (i) goodwill, and (ii) the amount of deferred financing expenses and amortizing intangibles, in the

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aggregate, that exceeds 10% of Adjusted Book Value; provided, however, that the Adjusted Total Assets of Guarantor shall be calculated by excluding the effects of Guarantor’s consolidation of its non-recourse CMBS style fixed-rate and/or floating-rate securitizations (i.e., the gross up effect of the assets and liabilities and related impacts to EBITDA and Interest Expense of these securitizations due to consolidation will be removed).

ARTICLE 2

Representations

Guarantor represents and warrants to Purchaser, as of the date of this Amendment, as follows:

(a)all representations and warranties made by it in the Guaranty are true and correct;

(b)it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified in each jurisdiction necessary to conduct business as presently conducted;

(c)it is duly authorized to execute and deliver this Amendment and to perform its obligations under the Guaranty, as amended and modified hereby, and has taken all necessary action to authorize such execution, delivery and performance;

(d)the person signing this Amendment on its behalf is duly authorized to do so on its behalf;

(e)the execution, delivery and performance of this Amendment will not violate any Requirement of Law applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected;

(f)this Amendment has been duly executed and delivered by it; and

(g)the Guaranty, as amended and modified hereby, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, other limitations on creditors’ rights generally and general principles of equity.

ARTICLE 3

EXPENSES

Guarantor shall pay on demand all of Purchaser’s out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of this Amendment.

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ARTICLE 4

GOVERNING LAW

THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-140 1 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ARTICLE 5

MISCELLANEOUS

(a)Except as expressly amended or modified hereby, the Guaranty and the other Transaction Documents shall each be and shall remain in full force and effect in accordance with their terms.

(b)The Amendment may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.  The parties intend that faxed signatures and electronically imaged signatures (such as PDF files) shall constitute original signatures and are binding on all parties.

(c)The headings in this Amendment are for convenience of reference only and shall not affect the interpretation or construction of this Amendment.

(d)This Amendment may not be amended or otherwise modified, waived or supplemented except as provided in the Guaranty.

(e)This Amendment contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(f)This Amendment and the Guaranty, as amended and modified hereby, is a Transaction Document and shall be construed in accordance with the terms and provisions of the Guaranty.

[SIGNATURES FOLLOW]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

PURCHASER:

BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales

By:	/s/ Francis X. Gilhool Name: Francis X. Gilhool Title: Managing Director

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

[Signature Page to First Amendment to Guaranty]

GUARANTOR:

RAIT FINANCIAL TRUST, a Maryland a Maryland real estate investment trust

By:	/s/ Paul W. Kopsky, Jr. Name: Paul W. Kopsky, Jr. Title: Chief Financial Officer & Treasurer

[Signature Page to First Amendment to Guaranty]